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                                                                    Exhibit 10.1

                        THE INVESTOR RELATIONS GROUP INC.
                               LETTER OF AGREEMENT
                               DATE: JUNE 12, 2006

Section 1. Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which The Investor Relations Group, Inc. (IRG) agrees to provide Synova Healthcare Inc. (the "Company") comprehensive investor relations and public relations services. These services shall include, but are not limited to: overall management of the corporate communications program; designing a corporate fact sheet that can readily be mass produced for distribution to brokers, analysts, and other industry personnel; securing one-on-one and group appointments with industry professionals for presentations by, for, and about the Company; targeted mailings; assistance with compiling promotional materials; writing and editing news releases and other corporate materials; advice on packaging the Company story; writing pitch letters to and solicitation of the appropriate media and press; syndicated stories; and, daily update reports.

Section 2. Fees. The Company shall pay to IRG for its services hereunder including investor relations and public relations services a monthly fee of $ 17,500 payable by the 5th day of each month.

     Additionally, , upon execution of this Agreement, the Company will issue in the name of IRG 200,000 shares (the "Restricted Shares") of the Company's common stock, $.001 par value per share. The Restricted Shares shall be subject to all restrictions and may not be assigned, exchanged, pledged, gifted, transferred or otherwise encumbered or disposed of, whether voluntarily or involuntarily, by operation of law or otherwise, until vested.

     Subject to the following sentence, IRG's right to receive the Restricted Shares will vest in accordance with the following schedule: (i) 100,000 shares on the six month anniversary of this Agreement and (ii) 100,000 shares on the twelve (12) month anniversary of this Agreement. Notwithstanding the foregoing, the Restricted Shares will vest if, and only if, IRG is engaged by the Company under the terms of this Agreement on the vesting date. If this Agreement is terminated for any or no reason prior to the vesting date of any Restricted Shares, IRG's right to receive any such non-vested shares shall expire and such shares shall be deemed immediately canceled. The Company will hold the certificates evidencing the Restricted Shares and will deliver them to IRG if and when such shares vest and, thereafter, such shares will continue to be subject to any restrictions that may apply under applicable securities laws, rules and regulations.

Section 3. Expenses. In addition to all other fees payable to IRG hereunder, the Company hereby agrees to reimburse IRG for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. These out-of-pocket expenses shall include, but are not limited to: telephone, photocopying, postage, messenger service, clipping service, maintaining mailing lists, information retrieval service, wire services, monitoring advisory service, all production costs for press releases including paper, envelopes, folding, insertion and delivery to the post office, all reasonable travel expenses, and all reasonable meeting expenses including rental of audio/visual equipment. No individual expenses over $500 will be expended without first notifying the Company. A running invoice will be maintained of all expenses incurred and will be submitted to the Company each month.

Section 4. Indemnification. The Company and IRG agree to defend, indemnify and hold each other, their affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys' fees) arising solely from the Company's or IRG's breach of their obligations, warranties and representations under this Agreement, except that neither party shall have any liability hereunder to any

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Indemnified Person arising from the other party's gross negligence or willful misconduct. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution.

Section 5. Term of Agreement and Guarantee of Satisfaction. (a) The engagement of IRG under the provisions of this agreement shall continue until notice of termination is received. (b) The Company may terminate IRGs engagement hereunder, with or without cause, immediately at any time during this agreement. Any fees accrued to IRG prior to cancellation will be payable immediately. (c) IRG may terminate its engagement hereunder, with or without cause, at any time during this agreement. The obligations of the parties under Sections 4 and 6 shall survive termination or breach of this agreement, with or without cause, by either party.

Section 6. Solicitation of Employees. For a period commencing two years after the termination of this Agreement, the Company shall not, directly or indirectly: (i) influence or attempt to influence any employee of IRG to leave its employ; (ii) agree to aid any competitor or customer of IRG in any attempt to hire any person who was employed by IRG within the two year period preceding termination of this Agreement; or (iii) solicit or induce any person who was employed by IRG on or after the date of this Agreement (but in no event more than the two year period preceding the termination of this Agreement) to become employed by the Company. The Company acknowledges that the restrictions in this section are reasonable and necessary for the protection of IRG's business.

Section 7. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 8. Consent to Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, and the parties hereby consent to the exclusive jurisdiction of the State and Federal Courts, located within the City and County of Philadelphia and Commonwealth of Pennsylvania to resolve any disputes arising under this Agreement.

Section 9. Other Services. If the Company desires additional services not included in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

     Please evidence your acceptance of the provisions of this letter by signing the copy of this letter enclosed herewith and returning it to The Investor Relations Group Inc., 11 Stone Street, 3th Floor, New York, NY 10004, Attention:
Dian Griesel, Ph.D., Chairman & CEO. Very truly yours,

                                         /s/ Dian Griesel
                                         ---------------------------------------
                                         Dian Griesel
                                         Founder & Chairman
                                         The Investor Relations Group, Inc.


ACCEPTED AND AGREED
AS OF THE DATE FIRST ABOVE WRITTEN:

/s/ Stephen King
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Stephen King
CEO Synova Healthcare Group, Inc.